SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer Limited Term California Municipal Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code): 212-323-0200

Name and address of agent for service of process:

       Robert G. Zack, Esq.
       Senior Vice President & General Counsel
       OppenheimerFunds, Inc.
       Two World Financial Center, 225 Liberty Street
       New York, New York  10281-1008

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:  Yes |X|        No |_|

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 15th day of December, 2003.

                            Oppenheimer Limited Term California Municipal Fund



                            By: /s/ Robert G. Zack
                                -------------------------------
                                Robert G. Zack, Secretary


Attest:


By:  /s/ Katherine P. Feld
     -------------------------------------------
     Katherine P. Feld, Assistant Secretary